UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – May 11, 2015

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (216) 881-8600
N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 11, 2015, Salvatore ("Sal") Incanno became the Chief Financial Officer and Principal Financial Officer of SIFCO Industries, Inc. (the "Company"). Mr. Incanno, 47, was previously a General Manager of Patch Rubber Company, a subsidiary of Myers Industries, Inc. Also at Myers Industries, Inc., he served as Vice President of Corporate Development and Treasurer and Corporate Treasurer.

Mr. Incanno’s annual base salary will be $270,000 and he will receive a sign-on bonus of $57,500. In addition to the Company’s health and welfare retirement benefits, Mr. Incanno will be eligible to participate in the Company’s Management Incentive Plan and the Long-Term Incentive Plan.

The Company entered into a Change in Control Agreement (the “Change in Control Agreement”) with Mr. Incanno dated May 11, 2015. Under the terms of the Change in Control Agreement, in the event of a qualifying termination (as such term is defined in the Change in Control Agreement) of Mr. Incanno’s employment, the Company will provide certain severance benefits to Mr. Incanno. Such severance benefits principally include (a) a lump-sum payment equal to 1.5 times Mr. Incanno’s annual salary, and (b) continuation of certain medical and dental benefits for a period of 24 months. The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Change in Control Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

The Company issued a press release announcing Mr. Incanno's appointment. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Change in Control Agreement, dated May 11, 2015, between SIFCO Industries, Inc. and Salvatore Incanno

99.1	Press Release by the Company regarding the appointment of new Chief Financial Officer dated May 11, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: May 11, 2015
/s/ Michael S. Lipscomb
Michael S. Lipscomb
Chief Executive Officer
(Principal Executive Officer)